Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Don Markley/Bruce Voss
(858) 552-7962	(310) 691-7100

QUIDEL ANNOUNCES RECORD FIRST QUARTER RESULTS

WITH WORLDWIDE PRODUCT SALES UP 24%, DILUTED EPS OF $0.15

SAN DIEGO (April 26, 2006) – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced unaudited financial results for the three months ended March 31, 2006.

GAAP Financial Results

For the first quarter of 2006, total revenues rose 19% to $27.1 million, compared with total revenues of $22.7 million for the first quarter of 2005.  Worldwide product sales increased 24% to $26.7 million compared to $21.6 million for the same period a year ago.  The growth was led by sales of QuickVue® influenza tests with a 37% increase, Strep A tests with a 30% increase and pregnancy tests with a 7% increase over the same period in the prior year.  Domestic product sales increased 18% compared with the first quarter of 2005, and international product sales increased 67%, due primarily to higher sales of the Company’s influenza tests to its distributor in Japan.

Gross margin for the 2006 first quarter was 61%, essentially the same as the gross margin for the 2005 first quarter. Operating expenses for the first quarter of 2006 were $11.4 million, down from operating expenses of $28.9 million for the first quarter of 2005, including the $17 million patent litigation settlement recorded in the first quarter of 2005.  The decline in operating expenses in 2006 is primarily due to a decrease in legal fees compared with 2005, which were related primarily to the Company’s now-settled patent litigation, partially offset by non-cash stock compensation expense of $0.6 million as well as the timing of planned research and development activities, clinical trials and marketing expenses associated with the Company’s QVB™ (Quidel Value Build) programs during 2006.

For the first quarter of 2006, net earnings were $5.3 million, or $0.15 per diluted share, compared with a net loss of $17.9 million, or $0.56 per share, for the first quarter of 2005.  The net loss for the first quarter of 2005 included the $17 million litigation settlement amount. The Company did not recognize income tax expense for the first quarter of 2006 as the income tax provision was offset by the recognition of previously reserved deferred tax assets.

“We are very pleased with our outstanding performance in the first quarter and, in particular, the continued strength of our core products,” said Caren Mason, Quidel’s president and chief executive officer.  “Over the past two years we have made significant investments in research and development to provide evidence of the clinical superiority and economic value of our point-of-care tests.  These investments have improved our competitive position in the market, and we will continue to conduct similar research and trials in support of new and existing products throughout the year.  We believe this evidence-based strategy enables Quidel to maintain a competitive advantage and deliver increased value to our shareholders.”

Non-GAAP Financial Results

For the quarter ended March 31, 2006, adjusted net earnings were $6.0 million, or $0.17 per diluted share. This compares with adjusted net earnings of $2.5 million, or $0.08 per diluted share, for the quarter ended March 31, 2005. The components of adjusted net earnings are identified and discussed below under “Non-GAAP Financial Information.”

Liquidity

Cash and cash equivalents as of March 31, 2006 were $39.8 million, compared with $34.9 million as of December 31, 2005.

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring and non-cash items on net earnings and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.  Included in the items in the GAAP earnings (loss) but excluded from the adjusted net earnings and net earnings per share are: (1) non-cash stock-based compensation expense resulting from the Company’s adoption of SFAS No. 123R in January 2006 (the Company is using the Modified-Prospective Transition method in its adoption of SFAS No. 123R and, as such, is not required to restate prior-year results for the impact of option expensing), (2) the patent litigation settlement, (3) a resulting increase in the Company’s tax provision due to the impact of the settlement on the Company’s assessment of deferred tax assets, and (4) discontinued operations encompassing the Company’s urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors.  This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this news release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 7891055.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this news release are unaudited.  The complete, unaudited financial statements of the Company for the quarter ended March 31, 2006 will be included in Quidel’s Quarterly Report on Form 10-Q to be filed with the SEC on or before May 10, 2006.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of H5N1 involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, and lower than anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Tables to follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended
	March 31,
	2006	2005
	(unaudited)

Net sales	$26,673	$21,524
Research contract, license and royalty income	377	1,142

Total revenues	27,050	22,666

Cost of sales	10,514	8,367
Research and development	3,279	3,350
Sales and marketing	4,058	4,289
General and administrative	2,952	3,989
Patent litigation settlement	—	17,000
Amortization of intangibles	1,065	315

Total costs and expenses	21,868	37,310

Earnings (loss) from operations	5,182	(14,644)

Interest expense	194	206
Interest income	(317)	(190)
Other, net	(23)	(5)

Total other (income) expense	(146)	11

Earnings (loss) from continuing operations, before income taxes	5,328	(14,655)

Income tax expense	—	3,000

Earnings (loss) from continuing operations	5,328	(17,655)

Loss from discontinued operations, net of tax	—	(196)

Net earnings (loss)	$5,328	$(17,851)

Basic earnings (loss) per share:
Continuing operations	$0.16	$(0.55)
Discontinued operations	0.00	(0.01)
Net earnings (loss)	0.16	(0.56)

Diluted earnings (loss) per share:
Continuing operations	$0.15	$(0.55)
Discontinued operations	0.00	(0.01)
Net earnings (loss)	0.15	(0.56)

Weighted shares used in basic per share calculation	33,269	31,906
Weighted shares used in diluted per share calculation	34,708	31,906

Gross profit as a % of net sales	61%	61%
Research and development as a % of net sales	12%	16%
Sales and marketing as a % of net sales	15%	20%
General and administrative as a % of net sales	11%	19%

Condensed balance sheet data (in thousands):

	3/31/06	12/31/05
	(unaudited)	(audited)
Cash and cash equivalents	$39,803	$34,930
Working capital	51,094	43,984
Total assets	115,833	113,848
Long term obligations	9,787	9,087
Stockholders’ equity	93,564	87,243

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended
	March 31,
	2006	2005
	(unaudited)

Net earnings (loss) - GAAP	$5,328	$(17,851)

Add: Non-cash stock compensation expense	633	119
Patent litigation settlement	—	17,000
Income tax impact of patent litigation settlement	—	3,000
Discontinued operations, net of taxes	—	196

Adjusted net earnings	$5,961	$2,464

Basic earnings (loss) per share:
Adjusted net earnings	$0.18	$0.08
Net earnings (loss) - GAAP	0.16	(0.56)

Diluted earnings (loss) per share:
Adjusted net earnings	$0.17	$0.08
Net earnings (loss) - GAAP	0.15	(0.56)

Weighted shares used in basic per share calculation	33,269	31,906
Weighted shares used in diluted per share calculation	34,708	32,223